Exhibit (d)(9)
S1 CORPORATION
S1 2003 STOCK INCENTIVE PLAN
NON QUALIFIED OPTION AGREEMENT
     THIS STOCK OPTION AGREEMENT (the “Option Agreement”) is made this Grant_Date_», by and between SI CORPORATION, a Delaware corporation (the “Corporation”), and «First_Name» « Last_Name», a member of the Board of Directors of the Corporation (the “Optionee”).
     WHEREAS, the Board of Directors & Shareholders of SIC have duly adopted the S1 2003 Stock Incentive Plan (the “Plan”), which authorizes SIC to grant to eligible individuals options for the purchase of shares of Si C’s Common Stock, par value $.01 (the “Stock”); and
     WHEREAS, the Corporation has determined that it is desirable and in its best interests to grant to the Optionee, pursuant to the Plan, an option to purchase a certain number of shares of Stock in order to provide the Optionee with an incentive to advance the interests of the Corporation, all according to the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto do hereby agree as follows:
     1. Grant of Option. Subject to the terms of the Plan (attached hereto as Exhibit A, the terms of which are incorporated by reference herein), the Corporation hereby grants to the Optionee the right and option (the “Option”) to purchase from the Corporation, on the terms and subject to the conditions hereinafter set forth, « Proposed_Grant_» shares of Stock. The Option shall not constitute an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The date of grant of this Option is «Grant_Date_» (the “Grant Date”).
     2. Price. The purchase price (the “Option Price”) for the shares of Stock subject to the Option granted by this Option Agreement is «Price_».
     3. Exercise of Option. Except as otherwise provided herein, the Option granted pursuant to this Option Agreement shall be subject to exercise as follows:
          (a) Exercise of Option. The Optionee may exercise the Option (to the extent permitted under Subsection B below and subject to the limitations on exercise set forth in Subsection F below), in whole or in part, at any time and from time to time, after the Grant Date and before termination of the Option; provided, that no single exercise of the Option shall be for less than 100 shares, unless the number of shares purchased is the total number at the time available for purchase under this Option. During the lifetime of the Optionee, only the Optionee or a permitted transferee of the Optionee under the Plan (or, in the event of the Optionee’s legal incapacity or incompetence, the Optionee’s guardian or legal representative) may exercise the Option.
          (b) Limitations on Exercise of Option. The Optionee may exercise the right to purchase the shares of Stock subject to the Option on or after the first anniversary of «Anniversary_Date_» (the “Vesting Date”), if the Optionee has served continuously from the

Grant Date to such first anniversary as a member of the Board (a “Director”). Notwithstanding the foregoing, upon the occurrence of a “change in control” of the Corporation, the Option shall be exercisable in full. A “change in control” shall be deemed to have taken place if: (i) any person (other than a corporation (a “Holding Company”) all of the common stock of which is owned, immediately after the transaction, by persons who owned more than 50 percent of the voting shares of the Corporation immediately before the transaction) becomes the beneficial owner of 50 percent or more of the total number of voting shares of the Corporation; (ii) any person (other than the persons named as proxies solicited on behalf of the Board) holds revocable or irrevocable proxies, as to the election or removal of two or more directors of the Corporation, for more than 50 percent of the total number of voting shares of the Corporation; (iii) any person (other than a Holding Company) has commenced a tender or exchange offer, or entered into an agreement or received an option, to acquire beneficial ownership of more than 50 percent of the total number of voting shares of the Corporation, whether or not any requisite regulatory approval for such acquisition has been received; (iv) as the result of, or in connection with, any cash tender or exchange offer, merger, or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Corporation before such transaction shall cease to constitute at least two-thirds of the Board or any successor corporation; or (v) any person acquires all or substantially all of the assets of the Corporation. In the event that the Corporation (or any successor entity) becomes a subsidiary of a Holding Company, references to the Corporation in the preceding sentence shall be deemed to be references to the Holding Company. Notwithstanding the foregoing, a “change in control” will not be deemed to have occurred under clauses (ii) or (iii) of this Subsection if within 30 days of such action, the Board (by a two-thirds affirmative vote of the directors in office before such action occurred) makes a determination that such action does not and is not likely to constitute a “change in control” of the Corporation. For purposes of this Subsection, a “person” includes an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, unincorporated organization, joint-stock company, or similar organization or group acting in concert. A person for these purposes shall be deemed to be a beneficial owner as that term is used in Rule 13d-3 under the Securities Exchange Act of 1934. In no event may the Option be exercised, in whole or in part, after ten years following the Grant Date, or after the occurrence of an event referred to in Subsection (e) of this Section that results in termination of the Option. In no event may the Option be exercised for a fractional share.
          (c) Termination of Service – In General. The Optionee may exercise the Option only while the Optionee is serving as a Director or for 12 months thereafter, after which the Option shall terminate, except as provided in Subsection (e) of this Section. Upon the Optionee’s termination of service as a Director, the Optionee may (subject to the limitations on exercise set forth in Subsection F below) exercise all or any part of the Option, to the extent that the Option had become exercisable under Section 3(b) hereof immediately before such termination, at any time within 12 months after termination of service and prior to the termination of the Option as set forth in Subsection E of this Section.
          (d) Death. In the event of the Optionee’s death while serving as a Director and after having completed at least two years continuous service with the Corporation, or any parent corporation, subsidiary or affiliate of the Corporation, the Option shall be exercisable whether or not it had become exercisable immediately before the Optionee’s death under Section 3(b) hereof and, in such event, the personal representative or legatees or distributees of the Optionee’s estate, as the case may be, shall have the right (subject to the limitations on exercise set forth in Subsection F below) to exercise all or part of the Option within one year after the date of the Optionee’s death and prior to the termination of the Option as set forth in Subsection E of this Section. In the event of the Optionee’s death during the period following the termination of the Optionee’s service as a Director in which the Option was exercisable pursuant to Subsection (c) of this Section, or in the event of the Optionee’s death while serving as a Director and before having completed at least two years continuous service (as provided in the preceding sentence), the Option shall be exercisable to the extent it had become exercisable immediately before the Optionee’s death under Section 3(b) hereof and, in such event, the personal representative or legatees or distributees of the Optionee’s estate, as the case may be, shall have the right (subject to the limitations on exercise set forth in Subsection (f) below) to exercise the Option, to such extent, within one year after the Optionee’s last day of service as a Director and prior to the termination of the Option as set forth in Subsection E of this Section.
          (e) Termination of Option. The Option shall terminate upon the earlier of (i) the expiration of a period of ten years from the Grant Date; or (ii) 12 months after the Optionee’s termination of service as a Director.
          (f) Limitations on Exercise of Option. Notwithstanding the foregoing Subsections of this Section, in no event may the Option be exercised, in whole or in part, after ten years following the Grant Date, or after the occurrence of an event referred to in Section 7 below that results in termination of the Option. In no event may the Option be exercised for a fractional share.
     4. Method of Exercise of Option. Subject to the terms and conditions of this Option Agreement, the Option may be exercised by delivering written notice of exercise to the Corporation, at its principal office, addressed to the attention of the Board of Directors of the Corporation, which notice shall specify the number of shares for which the Option is being exercised, and except as provided herein, shall be accompanied by payment in full of the Option Price of the shares for which the Option is being exercised. Payment of the Option Price for the shares of Stock purchased pursuant to the exercise of an Option shall be made (i) in cash or in cash equivalents; (ii) through the tender to the Company of shares of Stock that have been held by the Optionee for at least six months, which shares shall be valued, for purposes of determining the extent to which the Option Price has been paid thereby, at their fair market value (determined in the manner described in the Plan) on the date of exercise; (iii) by delivering a written direction to the Company that the Option be exercised pursuant to a “cashless” exercise/sale procedure (pursuant to which funds to pay for exercise of the option are delivered to the Corporation by a broker upon receipt of stock certificates from the Corporation) or a cashless exercise/loan procedure (pursuant to which the Optionees would obtain a margin loan from a broker to fund the exercise) through a licensed broker acceptable to the Corporation whereby the stock certificate or certificates for the shares of Stock for which the Option is exercised will be delivered to such broker as the agent for the individual exercising the Option and the broker will deliver to the Corporation cash (or cash equivalents acceptable to the Corporation) equal to the Option Price for the shares of Stock purchased pursuant to the exercise of the Option plus the amount (if any) of federal and other taxes that the Corporation, may, in its judgment, be required to withhold with respect to the exercise of the Option; or (iv) by a combination of the methods described in (i), (ii), and (iii). If the person exercising the Option is not the Optionee, such person shall also deliver with the notice of exercise appropriate proof of his or her right to exercise the Option. An attempt to exercise the Option granted hereunder other than as set forth above shall be invalid and of no force and effort. Promptly after exercise of the Option as provided for above, the Corporation shall deliver to the person exercising the Option a certificate or certificates for the shares of Stock being purchased. If (a) the Option is exercised prior to the date that is six months from the Grant Date and (b) the individual exercising the Option is a reporting person under Section 16(a) of the Securities Exchange Act of 1934, as amended, then such certificate or certificates shall bear a legend restricting the transfer of the Stock covered thereby until the expiration of six months from the Grant Date.
     5. Limitations on Transfer. Except as otherwise provided in the Plan, the Option is not transferable by the Optionee, other than by will or the laws of descent and distribution in the event of death of the Optionee. Any transferee shall be bound by the terms of this Agreement and, except as may otherwise be required by the context, references to the Optionee herein shall be deemed to be references to the transferee, provided, that references to the death or termination of service of the Optionee shall refer only to the original Optionee named herein.
     6. Rights as Shareholder. Neither the Optionee nor any executor, administrator, distributee, or legatee of the Optionee’s estate shall be, or have any of the rights or privileges of, a shareholder of the Corporation in respect of any shares of Stock transferable hereunder unless and until such shares have been fully paid and certificates representing such shares have been endorsed, transferred, and delivered, and the name of the Optionee (or of such personal representative, administrator, distributee, or legatee of the Optionee’s estate) has been entered as the shareholder of record on the books of the Corporation.
     7. Effect of Changes in Capitalization.
          (a) Changes in Stock. If the outstanding shares of Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Corporation by reason of any recapitalization, reclassification, stock split-up, combination of shares, exchange of shares, stock dividend, or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Corporation occurring after the date the Option is granted, a proportionate and appropriate adjustment shall be made by the Corporation in the number and kind of shares subject to the Option, so that the proportionate interest of the Optionee immediately following such event shall, to the extent practicable, be the same as immediately prior to such event. Any such adjustment in the Option shall not change the total Option Price with respect to shares subject to the unexercised portion of the Option but shall include a corresponding proportionate adjustment in the Option Price per share. If there is a distribution payable in the capital stock of a subsidiary corporation of the Corporation (“Spin-off Shares”), to the extent consistent with Treasury Regulation Section 1.425-1(a)(6) or the corresponding provision of any subsequent regulation, the Option shall thereafter additionally pertain to the number of Spin-off Shares that would have been received in such distribution by a shareholder of the Corporation who owned a number of shares of Common Stock equal to the number of shares that are subject to the Option at the time of such distribution, and the aggregate Option Price of the Option shall be allocated between the Spin-off Shares and the Common Stock in proportion to the relative fair market values of a Spin-off Share and a share of Common Stock immediately after the distribution of Spin-off Shares.

          (b) Reorganization in Which the Corporation Is the Surviving Corporation. Subject to Subsection (c) of this Section, if the Corporation shall be the surviving corporation in any reorganization, merger, or consolidation of the Corporation with one or more other corporations, the Option shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to the Option would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the Option Price per share so that the aggregate Option Price thereafter shall be the same as the aggregate Option Price of the shares remaining subject to the Option immediately prior to such reorganization, merger, or consolidation.
          (c) Reorganization in Which the Corporation Is Not the Surviving Corporation or Sale of Assets or Stock. Upon the consolidation or liquidation of the Corporation, or upon a merger, consolidation, or reorganization of the Corporation with one or more other corporations in which the Corporation is not the surviving corporation, or upon a sale of all or substantially all of the assets of the Corporation to another corporation, or upon any transaction (including, without limitation, a merger or reorganization in which the Corporation is the surviving corporation) approved by the Board that results in any person or entity owning 80 percent or more of the combined voting power of all classes of stock of the Corporation, the Option hereunder shall terminate, except to the extent provision is made in connection with such transaction for the continuation and/or the assumption of the Option, or for the substitution for the Option of new options covering the stock of a corporation that is a successor to the Corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and exercise prices, in which event the Option shall continue in the manner and under the terms so provided. In the event of any such termination of the Option, the Optionee shall have the right (subject to the limitations on exercise set forth in Subsection (f) of Section 3 above), for 30 days immediately prior to the occurrence of such termination, to exercise the Option in whole or in part, whether or not the Optionee was otherwise entitled to exercise such Option at the time such termination occurs. The Corporation shall send written notice of an event that will result in such a termination to the Optionee not later than the time at which the Corporation gives notice thereof to its shareholders.
          (d) Adjustments. Adjustments specified in this Section relating to stock or securities of the Corporation shall be made by the Board or the Stock Option Committee, whose determination in that respect shall be final, binding, and conclusive. No fractional shares of Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share or unit.
     8. General Restrictions. The Corporation shall not be required to sell or issue any shares of Stock under the Option if the sale or issuance of such shares would constitute a violation by the individual exercising the Option or by the Corporation of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Corporation shall determine, in its discretion, that the listing, registration, or qualification of any shares subject to the Option upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares hereunder, the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Corporation, and any delay caused thereby shall in no way affect the date of termination of the Option. Specifically, in connection with the Securities Act of 1933 (as now in effect or as hereafter amended) (the “1933 Act”), unless a registration statement under the 1933 Act is in effect with respect to the shares of Stock covered by the Option, the Corporation shall not be required to sell or issue such shares unless the Corporation has received evidence satisfactory to it that the holder of the Option may acquire such shares pursuant to an exemption from registration under the 1933 Act. Any determination in this connection by the Corporation shall be final, binding, and conclusive. The Corporation may, but shall in no event be obligated to, register any securities covered hereby pursuant to the 1933 Act. The Corporation shall not be obligated to take any affirmative action in order to cause the exercise of the Option or the issuance of shares pursuant thereto to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that the Option shall not be exercisable unless and until the shares of Stock covered by the Option are registered or are subject to an available exemption from registration, the exercise of the Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption. The Option shall not be exercisable unless the Optionee shall have received all required regulatory approvals with respect to ownership of the Stock to be issued upon such exercise.
     9. Withholding of Taxes. The parties hereto recognize that the Corporation or an affiliate may be obligated to withhold federal and local income taxes and Social Security taxes to the extent that the Optionee realizes ordinary income in connection with the exercise of the Option. The Optionee agrees that the Corporation or affiliate may withhold amounts needed to cover such taxes from payments otherwise due and owing to the Optionee, and also agrees that upon demand the Optionee will promptly pay to the Corporation or affiliate having such obligation any additional amounts as may be necessary to satisfy such withholding tax obligation. Such payment shall be made in cash or cash equivalent.
     10. Disclaimer of Rights. No provision in this Option Agreement shall be construed to confer upon the Optionee the right to be employed by the Corporation, or to interfere in any way with the right and authority of the Corporation either to increase or decrease the compensation of the Optionee at any time, or to terminate any employment or other relationship between the Optionee and the Corporation.
     11. Interpretation of this Option Agreement. All decisions and interpretations made by the Stock Option Committee or the Board with regard to any question arising under the Plan or this Option Agreement shall be binding and conclusive on the Corporation and the Optionee and any other person entitled to exercise the Option as provided for herein. In the event that there is any inconsistency between the provisions of this Option Agreement and of the Plan, the provisions of the Plan shall govern.
     12. Governing Law. This Option Agreement is executed pursuant to and shall be governed by the laws of the State of Delaware (but not including the choice of law rules thereof).
     13. Binding Effect. Subject to all restrictions provided for in this Option Agreement and by applicable law relating to assignment and transfer of this Option Agreement and the Option provided for herein, this Option Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, and assigns.
     14. Notice. Any notice hereunder by the Optionee to the Corporation shall be in writing and shall be deemed duly given if mailed or delivered to the Corporation at its principal office, addressed to the attention of the corporate secretary, or if so mailed or delivered to such other address as the Corporation may hereafter designate by notice to the Optionee. Any notice hereunder by the Corporation to the Optionee shall be in writing and shall be deemed duly given if mailed or delivered to the Optionee at the address specified below by the Optionee for such purpose, or if so mailed or delivered to such other address as the Optionee may hereafter designate by written notice given to the Corporation.
     15. Entire Agreement. This Option Agreement constitutes the entire agreement and supersedes all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof, other than any written employment agreement to which the Optionee is a party. Neither this Option Agreement nor any term hereof may be amended, waived, discharged, or terminated except by a written instrument signed by the Corporation and the Optionee; provided, however, that the Corporation unilaterally may waive any provision hereof in writing to the extent that such waiver does not adversely affect the interests of the Optionee hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Option Agreement, or caused this Option Agreement to be duly executed on their behalf, as of the day and year first above written.

S1 CORPORATION

By:

Name:
Title:

OPTIONEE:

ADDRESS FOR NOTICE TO OPTIONEE:

Number Street

City State Zip Code

Social Security Number

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